   As filed with the Securities and Exchange Commission on May 10, 1996
                                                      Registration No. 333-
___________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                  FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

    -------------------------------------------------------------------

                      ENSCO INTERNATIONAL INCORPORATED
           (Exact name of registrant as specified in its charter)


                     DELAWARE                     76-0232579
        (State or other jurisdiction of        (I.R.S. Employer
         incorporation or organization)     Identification Number)

                            2700 FOUNTAIN PLACE
                              1445 ROSS AVENUE
                          DALLAS, TEXAS 75202-2792
                               (214) 922-1500
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     ------------------------------------------------------------------

                            C. CHRISTOPHER GAUT
             VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER
                            2700 FOUNTAIN PLACE
                              1445 ROSS AVENUE
                          DALLAS, TEXAS 75202-2792
                               (214) 922-1500
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              With a copy to:
                           DANIEL W. RABUN, ESQ.
                              Baker & McKenzie
                        2001 Ross Avenue, Suite 4500
                            Dallas, Texas 75201

     ------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]



      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            CALCULATION OF REGISTRATION FEE

                                                             Proposed Maximum        Proposed Maximum         Amount of
  Title of Each Class of Shares           Amount to be       Aggregate               Aggregate Offering       Registration
  to be Registered                        Registered         Price Per Share         Price                    Fee
  ----------------------------            ---------------    -------------------     ---------------------    ------------
  Common Stock, $.10 par value            5,863,971          $     25.8125 <F1>      $   151,363,751 <F1>     $ 52,194
  Common Stock, $.10 par value            5,863,971 <F2>       Not Applicable          Not Applicable                 <F2>
  Common Stock, $.10 par value            1,301,801 <F3>       Not Applicable          Not Applicable                 <F3>

<F1>   Estimated  solely for  the purpose  of computing  the amount  of the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the common stock on the New York Stock Exchange on May 8, 1996.

<F2>   This Registration Statement also relates to the distribution by Dual
       Invest ASA, a Norwegian corporation, of up to a maximum of 5,863,971 shares of ENSCO Common Stock which may be distributed to its stockholders. No separate registration fee is payable in respect of these shares, which are included in the shares with respect to which a fee is being paid pursuant to Note (1) above.

<F3>   This  Registration Statement  also  relates to  the  sale  or  other transfer from time to time of a maximum of 1,301,801 shares of ENSCO Common Stock by a certain stockholder of Dual Invest ASA who may receive such shares in one or more distributions from Dual Invest ASA. No separate registration fee is payable in respect of these shares, which are included in the shares with respect to which a fee is being paid pursuant to Note (1) above.

/TABLE

The  registrant hereby amends this  registration statement on  such date or dates as may be necessary to  delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section  8(a) of  the Securities  Act  of 1933,  as amended,  or until  the
registration  statement  shall  become  effective  on  such   date  as  the
Commission, acting pursuant to said Section 8(a), may determine. ___________________________________________________________________________



PROSPECTUS

                               [ ENSCO LOGO ]



                              5,863,971 SHARES
                      ENSCO INTERNATIONAL INCORPORATED
                                COMMON STOCK
                         ($.10 per share par value)


     This Prospectus relates to 5,863,971 shares (the "Offered Shares") of common stock, par value $.10 per share ("ENSCO Common Stock"), of ENSCO International Incorporated, a Delaware corporation ("ENSCO"), which Offered Shares may be distributed, sold or otherwise transferred from time to time by and for the account of Dual Invest ASA, a Norwegian corporation (the "Principal Stockholder"), and B. Skaugen Shipping ASA, a Norwegian corporation ("Skaugen") (collectively, "Principal Stockholder" and "Skaugen" are the "Selling Stockholders"). See "Selling Stockholders." ENSCO will not receive any of the proceeds from any sale of the Offered Shares, but has agreed to bear certain costs relating to the registration of the Offered Shares under federal and state securities laws (currently estimated to be $68,694), and of any offering and sale hereunder not including certain expenses such as commissions and discounts of underwriters, dealers or agents. See "Selling Stockholders," "Use of Proceeds," and "Plan of Distribution." This Prospectus also relates to the distribution by the Principal Stockholder to its stockholders of the Offered Shares which are not sold or otherwise transferred by the Principal Stockholder.

     Pursuant to that certain Agreement and Plan of Merger dated as of March 21, 1996 (restated, as amended the "Merger Agreement"), among ENSCO, DDC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of ENSCO ("Merger Subsidiary"), and DUAL DRILLING COMPANY, a Delaware corporation ("DUAL"), DUAL merged with and into Merger Subsidiary (the "Merger") on ____________ ___, 1996. As a result of the Merger, each share of common stock, par value $.01 per share ("DUAL Common Stock"), of DUAL outstanding at the effective time of the Merger was converted into
0.625 of a share of ENSCO Common Stock. DUAL stockholders received 10,515,445 shares of ENSCO Common Stock as a result of the Merger, representing [____]% of the total outstanding ENSCO Common Stock, of which the Principal Stockholder received an aggregate of 5,863,971 shares, representing [____]% of the total outstanding ENSCO Common Stock. As part of the Merger, ENSCO entered into an agreement with the Principal Stockholder dated March 21, 1996 (the "Principal Stockholder Agreement"). The Principal Stockholder Agreement provides that ENSCO will cause to be registered under the Securities Act of 1933, as amended (the "Securities Act"), the resale of the shares of ENSCO Common Stock received by the Principal Stockholder in the Merger, the Principal Stockholder's subsequent transfer of any such shares to the stockholders of the Principal Stockholder and the resale of any such shares by Skaugen.

     ENSCO Common  Stock is  listed on  the New  York Stock Exchange,  Inc.
("NYSE") under  the symbol  "ESV."   On _________,  1996, the  closing sale
price of ENSCO Common Stock was $______ per share.


     The Offered Shares may be offered for sale from time to time by the Selling Stockholders to or through brokers, dealers or underwriters acting as principals or agents or directly to other purchasers or through agents in one or more transactions on the NYSE, or any other stock exchange on which the ENSCO Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Stockholders and any brokers and dealers through whom sales of the Offered Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Plan of Distribution."

     See "Risk Factors" on page 5 for information that should be considered regarding the securities offered hereby.

                             -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             -----------------

            The date of this Prospectus is              , 1996.


                            AVAILABLE INFORMATION

     ENSCO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements (if required) and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by ENSCO with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The shares of ENSCO Common Stock are listed on the NYSE, and certain of ENSCO's reports, proxy materials and other information may be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     ENSCO has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act, with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the Appendices thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

                             TABLE OF CONTENTS
                                                                    Page
                                                                    ----
Available Information ..........................................      2
Incorporation of Certain Documents by Reference.................      3
The Company.....................................................      4
Risk Factors....................................................      5
Use of Proceeds.................................................      8
Selling Stockholders............................................      8
Plan of Distribution............................................      9
Legal Matters...................................................      9
Experts.........................................................      9

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or in the documents incorporated herein by reference in connection with the offering made hereby and, if given or made, such information or representations should not be relied upon as having been authorized by ENSCO, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of ENSCO since the date of this Prospectus.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by ENSCO (File No. 1-8097) are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1995, (the "ENSCO 1995 Form 10-K");

     2. The description of ENSCO Common Stock contained in its Registration Statement on Form 8-B, filed with the Commission November 12, 1987, and the Registration Statement on Form 8-A, filed with the Commission on February 3, 1981, as amended by Form 8, filed with the Commission on August 22, 1985;

     3.   The  description  of  ENSCO's  Preferred  Share   Purchase  Rights
          contained in its Registration Statement on Form 8-A filed with the Commission on February 23, 1995;

     4.   Current Report on Form 8-K of January 25, 1996;

     5.   Current Report on Form 8-K of March 21, 1996;

     6. ENSCO's Quarterly Report on Form 10-Q for the three months ended March 31, 1996;

     7. Annual Report on Form 10-K/A for the year ended December 31, 1995, filed with the Commission on May 9, 1996; and

     8. Annual Report on Form 10-K/A-2 for the year ended December 31, 1995, filed with the Commission on May 10, 1996.

     All documents filed by ENSCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ENSCO will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to ENSCO, Attn: Corporate Secretary, 2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202-2792, (214) 922-1500.


                                THE COMPANY

     ENSCO is an international offshore contract drilling company that also provides marine transportation services in the U.S. Gulf of Mexico. ENSCO's complement of offshore drilling rigs includes 24 jackup rigs and 10 barge drilling rigs, not counting the rigs acquired from DUAL as described below, and ENSCO s marine transportation fleet consists of 37 vessels. ENSCO's operations are integral to the exploration, development and production of oil and gas.

     Since 1987, ENSCO has pursued a strategy of building its fleet of offshore drilling rigs. This strategy was exemplified by ENSCO's acquisition of the remainder of Penrod Holding Corporation in August 1993 and the expansion of ENSCO's Venezuelan rig fleet during 1993 and 1994 with the delivery of four new barge drilling rigs in each year. ENSCO also added three harsh-environment jackup rigs to its North Sea fleet, two in 1994 and one in 1995. Most recently, ENSCO acquired DUAL, a domestic and offshore drilling contractor, in the first half of 1996. DUAL operates a fleet of 20 premium offshore rigs, consisting of 10 self-contained platform rigs and 10 independent-leg cantilever jackup rigs.

     With ENSCO's increasing emphasis on offshore markets, it has disposed of businesses that are not offshore oriented or that management believed would not meet its standards for financial performance. Accordingly, in 1995 ENSCO sold its technical services business, in 1994 ENSCO sold substantially all of its land rigs and in 1993 ENSCO's supply business was sold.

     ENSCO was formed as a Texas corporation in 1975 and was reincorporated in Delaware in 1987. At ENSCO s Annual Meeting of Stockholders held on May 23, 1995, the stockholders approved the change in the name of ENSCO from Energy Service Company, Inc. to ENSCO International Incorporated. ENSCO's principal executive office is located at 2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202-2792, and its telephone number is (214) 922-1500.


                                RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

Industry Conditions and Competition
- -----------------------------------

     Historically, the offshore contract drilling industry has been highly competitive and cyclical, with periods of high demand, short rig supply and high day rates followed by periods of low demand, excess rig supply and low day rates. The industry is characterized by high capital costs, long lead times for construction of new rigs and numerous competitors.

     ENSCO conducts its business in the U.S. Gulf of Mexico, the North Sea and Venezuela. Business activity levels for ENSCO, and its corresponding operating results, are significantly affected by worldwide expenditures for oil and gas drilling, particularly in the U.S. Gulf of Mexico where ENSCO has a large concentration of its rigs and vessels. Expenditures for oil and gas drilling activity fluctuate based upon many factors including world economic conditions, the legislative environment in the U.S. and other major countries, the availability of drilling units, production levels, and other activities of OPEC and other oil and gas producers and the impact that these and other events have on the current and expected future pricing of oil and natural gas.

     For a number of years, depressed oil and gas prices and an oversupply of drilling rigs have adversely affected the offshore drilling market. In addition, ENSCO has significant competition from many other offshore drilling contractors in all of the areas in which it operates. Activity levels for most areas in which ENSCO operates, including the U.S. Gulf of Mexico, increased in the second half of 1995 and the first part of 1996 due, in part, to increased domestic natural gas prices. During this time ENSCO has experienced a corresponding increase in day rates. ENSCO cannot predict the extent to which current market conditions will continue.

     There can be no assurance that the rig count or drilling activity in the areas in which ENSCO operates will not decline in 1996 or in other periods, nor can there be any assurance concerning any adverse effect resulting from such decrease in activity.

Environmental Matters
- ---------------------

     ENSCO is subject to numerous domestic and foreign governmental regulations controlling the discharge of materials into the environment or
otherwise  relating to  the  protection  of  the  environment.    Laws  and
regulations specifically applicable to ENSCO's business activities could impose significant liability on it for damages, cleaning costs, and penalties in the event of oil spills or similar discharges of pollutants into  the environment  in the  course of  ENSCO's operations,  although, to date, such laws and regulations have not had a materially adverse effect on the results of ENSCO's  operations, nor has it experienced an accident that has exposed it to material liability  for discharges of pollutants into the
environment.     Under  certain  circumstances,   environmental  laws   and
regulations may impose "strict  liability" and render a company  liable for


environmental damage without regard to negligence or fault; such laws and regulations could expose ENSCO to liability for the conduct of or conditions caused by others. In addition, events of recent years have heightened environmental concerns about the oil and gas industry generally. From time to time legislative proposals have been introduced that would materially limit or prohibit offshore drilling in certain areas. To date, no proposals that would materially limit or prohibit drilling in certain areas have been enacted into law. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in ENSCO's areas of operation or impose environmental protection requirements that materially increase the costs of offshore exploration, development or production of oil and gas, ENSCO could be materially adversely affected.

     The United States Oil Pollution Act of 1990 ("OPA 90") and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all segments of the oil and gas industry. OPA 90, such similar legislation and related regulations impose a variety of obligations on ENSCO related to the prevention of oil spills and liability for damages resulting from such spills. OPA 90 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs and a variety of public and private damages. OPA 90 also imposes ongoing financial responsibility requirements on a responsible party. A failure to comply with ongoing requirements or inadequate cooperation in a spill may subject a responsible party, including in some cases ENSCO, to civil or criminal enforcement action. Also, the U.S. Minerals Management Service is required to promulgate regulations to implement the financial responsibility requirements for offshore facilities. If implemented as written, the financial responsibility requirements of OPA 90 could have the effect of significantly increasing the amount of financial responsibility that oil and gas operators must demonstrate to comply with OPA 90. While industry groups and marine insurance carriers are seeking modification of these requirements, implementation of these requirements in their current form could adversely affect the ability of some customers of ENSCO to operate in U.S. waters, which could have a material adverse effect on ENSCO.

Limitations on Ownership by Non-U.S. Citizens
- ---------------------------------------------

     ENSCO, as the owner of United States flag vessels, is subject to the Shipping Act, 1916, as amended, which provides that a controlling interest in ENSCO may not be acquired by a non-U.S. citizen without the consent of the U.S. Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). If a non-U.S. citizen were to acquire a controlling interest in ENSCO without MARAD's consent, MARAD would have the right to exercise various remedies under the Shipping Act, 1916, as amended, including seizure of vessels, civil penalties and certain misdemeanor criminal penalties.

     Therefore, ownership and control of ENSCO Common Stock by non-U.S. citizens is limited by the terms of the ENSCO Certificate of Incorporation
(the  "ENSCO  Certificate").    The  ENSCO  Certificate  contains   certain
provisions to limit ownership and control shares of any class of capital stock of ENSCO by certain non-U.S. citizens in order to permit ENSCO to hold, obtain or reinstate a license or franchise from a governmental agency necessary to conduct its business as an owner and operator of U.S.-flag


vessels. The ENSCO Certificate restricts the transfer of shares of ENSCO Common Stock when such transfer would result in the ownership or control by one or more non-U.S. citizens of an aggregate percentage of the shares of ENSCO Common Stock in excess of a specified percentage. Under certain circumstances, transfers of ENSCO Common Stock to non-U.S. citizens may be void and certain ENSCO Common Stock owned by non-U.S. citizens may not be permitted to vote or receive dividends.

Operational Risks and Insurance
- -------------------------------

     ENSCO's operations are subject to the many hazards inherent in the drilling business, including blowouts, cratering, fires, reservoir damage, loss of production, loss of well control, collisions or groundings of drilling equipment, and damage or loss from adverse weather and seas, which could cause substantial damage to the environment. These hazards could also cause personal injury and loss of life, suspend drilling operations or seriously damage or destroy the property and equipment involved and, in addition to environmental damage, could cause substantial damage to producing formations and surrounding areas. ENSCO's offshore drilling equipment also is subject to hazards inherent in marine operations, such as capsizing, grounding, collision, damage from weather or sea conditions or unsound location. In addition, ENSCO may be subject to liability for oil spills, reservoir damage and other accidents that could cause substantial damages.

     ENSCO generally insures its drilling rigs for amounts not less than the estimated fair market value thereof. ENSCO also maintains liability insurance coverage in amounts and scope which ENSCO's management believes are comparable to the levels of coverage carried by other energy service companies. To date, ENSCO has not experienced difficulty in obtaining insurance coverage. While ENSCO believes that its insurance coverages are customary for the energy service industry, the occurrence of a significant event not fully insured against could have a material adverse effect on ENSCO's financial position.

Government Regulation
- ---------------------

     ENSCO's business is affected by political developments and by federal, state, local and foreign laws and regulations that relate directly to the oil and gas industry. Statutory provisions generally include requirements as to well spacing, waste prevention, production limitation, well and dredging permits and similar matters. The drilling industry is also affected by changing tax laws, price controls and other laws affecting the energy business. Drilling rigs and operations are subject to federal, state, local and foreign laws and regulations relating to engineering, design, structural, safety, operational and inspection standards. The adoption of laws and regulations curtailing exploration and development and drilling for oil and gas for economic, environmental or other policy reasons would and have adversely affected ENSCO's operations by limiting available drilling opportunities for its customers and/or increasing the costs of such activities to ENSCO and its customers.

International Operations
- ------------------------


     ENSCO's international operations are subject to political, economic, and other uncertainties, such as the risks of expropriation of its equipment, expropriation of a customer's property or drilling rights, repudiation of contracts, adverse tax policies, general hazards associated with international sovereignty over certain areas in which ENSCO operates, and fluctuations in international economies. To lessen the risk of possible future adverse developments outside the United States, ENSCO, in some instances, enters into contracts for indemnification from operators for whom drilling services are being performed.

     ENSCO's international operations face the additional risk of fluctuating currency values and exchange controls. Occasionally, the countries in which ENSCO operates have enacted exchange controls to regulate international currency exchange. Historically, ENSCO has been able to limit these risks by obtaining compensation in United States dollars or freely convertible international currency and, to the extent possible, by limiting acceptance of blocked currency to amounts which match its expenditure requirements in local currencies.

     ENSCO has significant operations in Venezuela. Venezuela has recently encountered certain political and economic crises. To date, such crises have not adversely affected ENSCO's business operations in that country.

Certain Anti-takeover Effects
- -----------------------------

     ENSCO has adopted a stockholder rights plan, which may make an unsolicited acquisition of ENSCO more difficult or expensive. Pursuant to such plan, in February 1995, the Board of Directors of ENSCO (the "ENSCO Board") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of ENSCO Common Stock. The dividend was payable on March 6, 1995, to the stockholders of record on that date. Each Right entitles the registered holder to purchase from ENSCO one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share of ENSCO at a price of $50.00 per one one-hundredth of a share of Series A Preferred Stock, subject to adjustment.

No Dividends
- ------------

     ENSCO has never paid any cash dividends on shares of ENSCO Common Stock. ENSCO currently intends to retain all of its consolidated earnings to finance the continued growth of its business and, therefore, does not anticipate paying cash dividends on ENSCO Common Stock in the foreseeable future.

                              USE OF PROCEEDS

     ENSCO will not receive any of the proceeds from the sale of shares of ENSCO Common Stock by the Selling Stockholders. The costs and expenses incurred in connection with the registration under the Securities Act of the offering described herein are estimated to be $68,694 and will be paid by ENSCO. The Selling Stockholders will pay all brokerage fees and commissions, if any, incurred in the sale of shares of ENSCO Common Stock by them. See "Plan of Distribution."

                            SELLING STOCKHOLDERS


Offered Shares
- --------------

     All of the 5,863,971 Offered Shares may be distributed, sold or otherwise transferred from time to time by the Principal Stockholder or a combination of the Principal Stockholder and Skaugen. The Principal Stockholder holds 5,863,971 shares (or approximately [____]%) of the ENSCO Common Stock. If the Principal Stockholders distributes to Skaugen all shares of ENSCO Common Stock that it may distribute to Skaugen, then Principal Stockholder and Skaugen would hold 4,562,170 shares (or approximately [____]%) and 1,301,801 shares (or approximately [____]%) of ENSCO Common Stock, respectively. See " Voting Agreement Registration of Merger Shares" and "Plan of Distribution." All of the Offered Shares are being offered hereby. Neither the Principal Stockholder or Skaugen would hold any shares of ENSCO Common Stock following the offering contemplated hereby if all the Offered Shares were sold.

Voting Agreement
- ----------------

     GENERAL. As part of the Merger, ENSCO entered into the Principal Stockholder Agreement with the Principal Stockholder pursuant to which the Principal Stockholder agreed to vote, and granted a proxy to allow ENSCO to vote, the Principal Stockholder Shares (i) in favor of the Merger and the Merger Agreement, (ii) in favor of adoption and approval of the DUAL Special Performance Unit Plan, a compensation plan for certain executives of DUAL (the "Unit Plan"), and (iii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between DUAL and any person or entity (other than ENSCO or Merger Subsidiary) or any other action or agreement that ENSCO notified the Principal Stockholder in writing before any vote would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DUAL under the Merger Agreement or which would have resulted in any of the conditions to the Merger Agreement not being fulfilled. The Principal Stockholder also agreed that it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, option, proxy, voting restriction, right of first refusal, limitation on disposition, or encumbrance of any kind on or with respect to the voting securities of DUAL, whether issued heretofore or hereafter, which are held of record or beneficially by the Principal Stockholder (the Principal Stockholder
Shares ).


     ABSTENTION FROM VOTING. Pursuant to the Principal Stockholder Agreement, the Principal Stockholder agreed that until July 31, 1996 it would not vote any of the Principal Stockholder Shares at any annual, special or adjourned meeting of the stockholders of DUAL, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to DUAL that the law of the State of Delaware may permit or require, (i) to approve of the adoption and approval of the Unit Plan, effective August 21, 1995 in any manner except as contemplated by the Merger Agreement, or (ii) in any manner that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

     REGISTRATION OF MERGER SHARES. Pursuant to the Principal Stockholder Agreement, ENSCO has agreed to use all commercially reasonable efforts to effect the registration under the Securities Act of any transfer or distribution to the stockholders of the Principal Stockholder of the ENSCO Common Stock received by the Principal Stockholder in exchange for the Principal Stockholder Shares and the resale of the ENSCO Common Stock by the Principal Stockholder or Skaugen, subject to certain restrictions. ENSCO has agreed to keep continuously effective the registration statement in respect of the Offered Shares for the period of time necessary for the Principal Stockholder, and Skaugen, if applicable, to complete the intended method or methods of distribution for the Offered Shares. See "Plan of Distribution."

     INDEMNIFICATION. Pursuant to the Principal Stockholder Agreement, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.



                            PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of ENSCO Common Stock owned by the Selling Stockholders. It is anticipated that the Selling Stockholders will distribute, sell or otherwise transfer the securities described herein from time to time to or through brokers, dealers, or underwriters acting as either principals or agents or directly to other purchasers or through agents in one or more transactions on the NYSE, or any other stock exchange on which the ENSCO Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The transfers contemplated may include delivery of some or all of the Offered Shares to cover previous short sales of ENSCO Common Stock or in connection with the exercise by a Selling Stockholder of put options previously purchased with respect to such stock. This Prospectus also relates to the distribution by the Principal Stockholder to its stockholders of the Offered Shares which are not sold or otherwise transferred by the Principal Stockholder. In addition, such distributions and resales may occur electronically, rather than through the issuance of certificates. The Selling Stockholders and any brokers and dealers through whom sales of the Offered Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The net proceeds to the Selling Stockholders from the sale of ENSCO Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. All expenses of registration and filing fees, fees and expenses for compliance with securities or blue sky laws (including fees and disbursements of ENSCO's counsel in connection with blue sky qualifications or registrations (or the obtaining of exemptions therefrom) of the Offered Shares), printing expenses (including expenses of printing Prospectuses), messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), fees and disbursements of its counsel and its independent certified public accountants, fees and expenses of any special experts retained by ENSCO in connection with any registration of the Offered Shares, and fees and expenses of other persons retained by ENSCO, but excluding fees and disbursements of counsel retained by the Selling Stockholders, any fees and expenses of any underwriters and transfer taxes, if any, relating to the Offered Shares, shall be borne by ENSCO.

     At any time a particular offer of ENSCO Common Stock is made, to the extent required, the specific shares of ENSCO Common Stock to be sold, the names of each of the Selling Stockholders, purchase price, public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be


filed  with  the  Commission  to  reflect   the  disclosure  of  additional
information with respect to the distribution of such securities.

     To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by each Selling Stockholder and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of ENSCO Common Stock may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities offered hereby.


                               LEGAL MATTERS

     The legality of the shares of ENSCO Common Stock being offered hereby will be passed upon for ENSCO by Baker & McKenzie, Dallas, Texas.


                                  EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus from the ENSCO 1995 Form 10-K, as amended, have been audited by two independent accountants. The companies and periods covered by these audits are indicated in the individual accountants reports. Such financial statements have been so included in reliance on the reports of the two independent accountants given on the authority of such firms as experts in auditing and accounting.



                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the estimated expenses expected to be paid in connection with the issuance and distribution of the ENSCO Common Stock covered by this Registration Statement other than commissions, discount or transfer taxes with respect to the sale of the Offered Shares. ENSCO will pay for all of such expenses, while the Selling Stockholders will bear any such commissions, discounts and transfer taxes.

   SEC Registration Fee...............................   $ 52,194
   Printing and Engraving Expenses....................      2,500
   Legal Fees and Expenses (other than Blue Sky)......     10,000
   "Blue Sky" Fees and Expenses.......................      1,000
   Accounting Fees and Expenses.......................      2,000
   Miscellaneous   ...................................      1,000
                                                          -------
     Total............................................   $ 68,694
                                                          =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification.
Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

     Article Fifteen of the ENSCO Certificate of Incorporation provides, in general, that the Registrant must indemnify its directors and officers under certain of the circumstances defined in Section 145, and that no director of ENSCO will be personally liable to ENSCO or its stockholders for monetary damages for any breach of such director's fiduciary duty, with


certain exceptions. This Article further allows ENSCO to purchase and maintain insurance on behalf of its directors, officers, employees, or agents and to provide for such indemnification by means of a trust fund, security interest, letter of credit, surety bond, contract, and/or similar arrangement. The directors and officers of ENSCO and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by ENSCO. ENSCO has also entered into agreements with its officers and directors which essentially provide that ENSCO will indemnify the officers and directors to the extent set forth in the Certificate of Incorporation and Bylaws of ENSCO.


ITEM 16.  EXHIBITS


 Exhibit
 Number    Description
 -------   -----------

 *  5.1    Opinion of Baker & McKenzie
 * 23.1    Consent of Price Waterhouse LLP
 * 23.2    Consent of Krygier, Montilla & Asociados
 * 23.3    Consent of Baker & McKenzie (included in Exhibit 5.1)
 * 24      Power of Attorney (see signature page of Registration
           Statement)
   99.1    Principal Stockholder Agreement (incorporated by reference to
           Exhibit 99.8 to Registrant's Form 8-K dated March 21, 1996)
______________
* Filed herewith.


ITEM 17.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3)  To  remove  from  registration  by  means  of  a   post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 10, 1996.

                                   ENSCO INTERNATIONAL INCORPORATED


                                   By:  /s/ Carl F. Thorne
                                        ----------------------------
                                        CARL F. THORNE
                                        Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Carl F. Thorne, Richard A. Wilson and
C. Christopher Gaut, and each of them, either one of whom may act without joinder of the others, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.


SIGNATURE                        TITLE                            DATE
- ---------                        -----                            ----

                                 Chairman of the Board,
/s/ Carl F. Thorne               President,
- -----------------------------    Chief Executive Officer and
CARL F. THORNE                   Director                      May 10, 1996

/s/ Richard A. Wilson            Senior Vice President,
- -----------------------------    Chief Operating Officer and
RICHARD A. WILSON                Director                      May 10, 1996

/s/ C. Christopher Gaut
- -----------------------------    Vice President, Chief
C. CHRISTOPHER GAUT              Financial Officer             May 10, 1996

/s/ H.E. Malone                  Vice President, Chief
- -----------------------------    Accounting Officer and
H.E. MALONE                      Controller                    May 10, 1996

/s/ Craig I. Fields
- -----------------------------    Director
CRAIG I. FIELDS                                                May 10, 1996

/s/ Orville D. Gaither, Sr.
- -----------------------------    Director
ORVILLE D. GAITHER, SR.                                        May 10, 1996

/s/ Gerald W. Haddock
- -----------------------------    Director
GERALD W. HADDOCK                                              May 10, 1996

/s/ Dillard S. Hammett
- -----------------------------    Director
DILLARD S. HAMMETT                                             May 10, 1996

/s/ Thomas L. Kelly, II
- -----------------------------    Director
THOMAS L. KELLY, II                                            May 10, 1996

/s/ Morton H. Meyerson
- -----------------------------    Director
MORTON H. MEYERSON                                             May 10, 1996

                               EXHIBIT INDEX


          Exhibit
          Number     Description
          -------    -----------

             5.1     Opinion of Baker & McKenzie
            23.1     Consent of Price Waterhouse LLP
            23.2     Consent of Krygier, Montilla & Asociados